Exhibit 2.2

HUNTSMAN INVESTMENTS (NETHERLANDS) B.V.

Merseyweg 10, 3197 KG Botlek Rotterdam, the Netherlands

registered with the Dutch commercial register under number 24293054

(the “Seller”)

TO:	INNOSPEC INTERNATIONAL LTD (the “Purchaser”) (Company number: 0331694) Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port Cheshire, CH65 4EY, United Kingdom

25, October 2016

Dear Sirs

Deed of Amendment relating to the Share and Asset Purchase Agreement between the Seller and the Purchaser dated on or about the date of this letter (the “SAPA”)

Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the SAPA. Further to our correspondence, we wish to amend the SAPA such that, with effect from the date of this letter:

(i)	the definition of “Completion Date” in clause 1 of the SAPA shall be amended by replacing the definition with:

“Completion Date” means the later of:

(a)	if the Conditions in Clauses 4.1.1 and 4.1.3 are satisfied or, if applicable, waived on a date or dates that is or are at least five (5) Business Days prior to the end of a calendar month, the last Business Day of that calendar month in which the last of such Conditions to be satisfied are satisfied or waived; otherwise, the last Business Day of the following calendar month; or

(b)	30 December 2016,

or as otherwise agreed in writing between the Parties.

(ii)	the definition of “Long Stop Time” in clause 1 of the SAPA shall be amended by replacing the definition with:

“Long Stop Time” means 17h00 CET on 31 January 2017.

(iii)	Part II (List of Carve-In Employees) of Schedule 25 to the SAPA shall be amended to eliminate the following lines:

Everberg                     103003                 Analytical Chemist

Everberg                     114804                 Analytical Chemist

As a result of the amendment in subsection (iii) above, it is further agreed that the Seller and the Purchaser will amend the agreed form of the Transitional Services Agreement to add the analytical services currently provided by the two analytical chemists referred to above as Services under the Transitional Services Agreement, in accordance with email correspondence between representatives of the Seller and the Purchaser, and to provide further that the termination and extension provisions generally applicable to the Services under the Transitional Services Agreement will not apply to such added analytical services.

This letter and all non-contractual or other obligations arising out of or in connection with it are governed by the laws of England and Wales. The provisions of clauses 19 (Costs), 20 (General), 21 (Notices), 23 (Jurisdiction), 24 (Process Agent) and 25 (Interpretation) of the SAPA shall be deemed incorporated into this letter, mutatis mutandis, as if set out in full herein.

Please confirm your acceptance of and agreement with the terms set out in this letter by returning to us a duly signed original copy of this letter.

Yours sincerely

This letter has been executed as a DEED is delivered on the date first stated above.

EXECUTED as a DEED by HUNTSMAN INVESTMENTS	/s/ Russ R. Stolle
(NETHERLANDS) B.V. by:	Name: Russ R. Stolle
Title: SVP and Deputy GC

in the presence of:	/s/ Dana Arnold
	Name of Witness:	Dana Arnold
	Occupation of Witness:	Executive Assistant
	Address:	10003 Woodloch Forest Dr.
The Woodlands, TX 77380

EXECUTED as a DEED by INNOSPEC INTERNATIONAL LTD by:	/s/ Ian Cleminson
Name: Ian Cleminson
Title: Director

in the presence of:	/s/ Kate Davison
	Name of Witness:	Kate Davison
	Occupation of Witness:	Solicitor
	Address:	12 Parkhill Road, Hale
Cheshire, WA 159JX